EXHIBIT 4.4

                          COLEMAN RESEARCH CORPORATION
                         NON-QUALIFIED STOCK OPTION PLAN


        1.   OBJECTIVES OF THE PLAN

             The Plan is intended to encourage ownership of Stock of Coleman Research Corporation, a Florida corporation organized in 1980 (hereinafter called the "Corporation"), by employees who contribute to the success of the corporation. By extending to such persons the opportunity to achieve equity interest in the Corporation and to participate in its success, the Plan may be expected to benefit the Corporation and its shareholders by making it possible to attract and retain the best available talent and by providing incentives for employees to exert their best efforts to increase the value of the stock of the Corporation.

        2.   ADMINISTRATION OF THE PLAN

             The Plan shall be administered by the Chief Executive Officer (CEO) of the Corporation or his designee. Subject to the express provisions of the Plan, the CEO shall have full authority, in his discretion, to determine the individuals to whom, and the time or times at which, and the extent to which, option rights shall be granted under the Plan. In making such determinations, the CEO may take into account the nature of the services rendered by persons he deems eligible hereunder, and such other factors as the CEO in his discretion shall deem relevant. Subject to the express provisions of the Plan, the CEO shall also have full authority to interpret the plan and to make all other determinations necessary or advisable for the administration of the Plan.

        3.   PARTICIPATION

             Options may be granted only to full-time employees of the Corporation as selected by the CEO. However, options may be granted to full-time employees in recognition of contributions previously made while such persons were part-time employees or consultants of the Corporation. Options that would have become exercisable after employee termination cannot be exercised.

        4.   CRITERIA FOR GRANTS OF OPTION RIGHTS

             Stock options are granted under three circumstances: a) contract sales options, b) as a bonus, or c) to incentivize new key employees.

             a) Contract Sales Options- Grants of option rights shall be as a result of and only as a result of contract sales to the corporation which produce contract
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                  revenues for the corporation.  As a general rule,
                  grants of options shall be in the ratio of one share of stock per $1,000 of contract revenue in each fiscal year, hereinafter called the "Nominal Ratio". The CEO shall have the discretion and authority to determine the total number of shares granted as options as a result of any given contract. The CEO may choose to granted option shares in excess of those defined by the Nominal Ratio in recognition of contracts which produce an extraordinarily high percentage of profits and/or discretionary funds or in recognition of any other extraordinary factors. The CEO may also choose to grant option shares in an amount less than those defined by the Nominal Ratio in recognition of contracts which would produce a lower than typical percentage of profits and/or discretionary funds (e.g., contracts containing subcontracts or other obligations) or in recognition of any other extraordinary factors.

                  The Board of Directors may change the Nominal Ratio at any time, to apply as the general guideline for the grant of all stock options henceforth, whenever it judges such change to be in the best interest of the Corporation and its shareholders.

                  The selection of the persons to which options shall be granted and the number of option shares granted to each selected person shall be at the discretion of the CEO subject to the provisions of the plan. The general guideline for designation of recipients of options shall be that options shall be granted and distributed in proportion to the relative contributions of individuals to obtaining contract awards. Recommendations for the grant of options associated with any contract award will be submitted to the CEO by the President.

             b) Bonus Award Options- Under special circumstances, the CEO shall have the discretion and authority to grant bonus options. The selection of the persons to which bonus options shall be granted and the number of option shares granted to each selected person shall be at the discretion of the CEO subject to the provisions of the plan.

             c) New Key Employee Options- Offers to new full-time key employees to purchase shares of the corporation shall be in the form of stock options. These options are subject to all provisions within this plan.

        5.   LIMITATION ON GRANTS OF OPTIONS

             In to event shall an option be granted hereunder to any person pursuant to which he may purchase shares which would place
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        his total share holding in violation of the By-laws of the corporation.

        6.   OPTION PRICE

             The purchase price of the stock underlying each option shall generally be the formula price of the stock as of the date of grant for the option, as defined by the Board of Directors. However, at the discretion of the CEO, the option price can differ from the formula price. All persons to whom stock options have been granted during a fiscal year shall be notified of such grants within 30 days following the end of that fiscal year.
        Such notices will identify the numbers of option shares granted, dates of grant, and the price of the stock as of each date of grant. The purchase price is to be paid in full in cash upon the exercise of the option. The proceeds of sale of stock subject to option are to be added to the general funds of the corporation and used for its corporate purposes as the Board of Directors shall determine.

        7.   TERM OF OPTIONS

             The term of each option other than contract sales options shall typically be for four years from the date of grant, subject to conditions for earlier termination as hereinafter provided. Contract sales options shall be for three years from date of grant. The CEO has the right to modify this term at his discretion.

        8.   EXERCISE OF OPTIONS

             Unless otherwise provided in the option agreement, each option shall be exercisable, in whole at any time, or in part from time-to-time during the term of the option. However, no option is exercisable by an employee while that employee has outstanding any stock option which was granted before the granting of such option to such employee to purchase stock in the corporation. The holder of an option shall not have any of the rights of a stockholder with respect to the shares covered by the option until such shares shall be issued to employee upon the due exercise of the option. So long as the stock of the corporation is not listed on any stock exchange, or so long as the stock is not traded on a regular basis, as determined by the corporation, in the over-the-counter market, the corporation may reserve for itself the right of first refusal on any sale of stock acquired by exercise of option. The corporation or any subsidiary shall be entitled to deduct from other compensation payable to each holder any sums required by federal, state, or local tax law to be withheld with respect to the exercise of an option but, in the alternative, the corporation may require the holder or other person exercising such option to pay, or the holder or such other person may pay, such sums to the employer corporation.


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        9.   VESTING OF OPTION SHARES

             Unless otherwise provided in the option agreement, bonus and new key employee options may be exercised 36 months after the date of grant, and contract sales options may be exercised 24 months after the date of grant.

        10.  NON-TRANSFERABILITY OF OPTIONS

             No option granted under the plan shall be transferable and an option may be exercised during the lifetime of the holder hereof, only by the holder.

        11.  TERMINATION OF ASSOCIATION

             In the event of the termination of association with the corporation, other than by reason of death, by the holder of an option acquiring such by reason of position as an employee, unless the option shall have been previously terminated pursuant to the provisions of the option agreement, holder may exercise the option at any time within 30 days after such termination, but in no event after the expiration of the term of the option, if and to the extent holder was entitled to exercise such option at the date of such termination. Options granted under the Plan shall not be affected by any change of duties or position so long as such holder continues to be employed by the corporation or a subsidiary. Nothing in the Plan or in any option grant pursuant to the Plan shall confer on any individual any right to continue an association with the corporation or any of its subsidiaries or interfere in any way with the right of the corporation or any of its subsidiaries to terminate such association at any time. A leave of absence granted to an optionee shall not be deemed a termination of association within the meaning of this paragraph.

             All shares acquired by persons as a result of exercise of options shall be subject to repurchase by the Corporation or by other employees in the event of termination of association with the corporation, for whatever reason, by such persons. The sale of the stock shall be in accordance with the stock redemption agreement in effect at the time of sale.

        12.  DEATH OF HOLDER OF OPTION

             In the event of the death of the holder of an option while holder is still entitled to exercise the option as provided in paragraph 10 hereof, the option theretofore granted to holder may be exercised by a legatee or legatees of the option holder under holder's last will, or by personal representatives or distributees, at any time within a period of 120 days after holder's death, but in no event after the expiration of the term of such option, if and to the extent that holder was entitled to exercise such option at the date of death. Shares of stock thus acquired are subject to repurchase by the corporation or purchase

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        by other employees according to the terms identified in paragraph
        11 above.

        13.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND CORPORATE
        CHANGES

             If the outstanding shares of the stock of the corporation are changed into, or exchanged for a different number or kind of shares or securities of the corporation through reorganization, merger, recapitalization, reclassification, or otherwise or if the number of outstanding shares is changed through a stock split, stock dividend, stock consolidation or otherwise, an appropriate adjustment shall be made in the number and kind of shares as to which options may thereafter be granted. A corresponding adjustment changing the number or kind of shares allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in an outstanding option, however, shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share covered by the option.

             Upon the dissolution or liquidation of the corporation, or upon a reorganization, merger, or consolidation of the corporation with one or more corporations as a result of which the corporation is not the surviving corporation, or upon a sale of substantially all the assets of the corporation to another entity, the holder of an option shall have the right, within such period of time as shall be prescribed by the CEO to exercise, at the option exercise price, any unexercised portion of such option that is exercisable at time of such sale or merger, plus 25% of any remaining portion not theretofore exercisable. Upon consummation of any such transaction, any unexercised portion of such option shall terminate, unless provision be made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustment as to number and kind of shares and prices.

             Adjustment under this paragraph shall be made by the Board of Directors, whose determination as to what adjustment shall be made shall be final and conclusive. No fractional shares of stock shall be issued under the Plan on account of any such adjustment.

             The CEO may impose such additional conditions or limitations on rights granted under this paragraph as he may deem necessary or desirable to secure for the holders thereof the benefits of Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, or any successor provision in effect at the time of grant or exercise of such rights, or as it may otherwise deem advisable.

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        14.  GOVERNMENT AND STOCK EXCHANGE REGULATIONS

             The Corporation shall not be required to issue any shares upon the exercise of any option unless and until any then applicable requirements of the Securities and Exchange Commission or other regulatory agencies having jurisdiction and of any exchanges upon which stock of the corporation may be listed shall have been fully complied with.

        15.  AMENDMENT AND TERMINATION

             The Plan may be terminated, modified, or amended by the stockholders of the corporation or by the Board of Directors at any time they shall deem advisable.



        /s/ T. J. Coleman
        ------------------------------
        T. J. Coleman, Chairman & CEO



































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